                                                                    EXHIBIT 99.1



              [LETTERHEAD OF ILLINOIS SUPERCONDUCTOR CORPORATION]

NEWS RELEASE
 [REVISED]
                 ILLINOIS SUPERCONDUCTOR REPORTS FOURTH QUARTER
                           AND FULL-YEAR 1998 RESULTS

   Announces New $3.3 Million Financing and Changes to its Board of Directors

     Mount Prospect, IL (March 31, 1999) -- Illinois Superconductor Corporation (Nasdaq: ISCO), a leading supplier of superconducting technology for the wireless telecommunications industry, today reported financial results for the fourth quarter and year ended December 31, 1998. The Company also announced the completion of a new $3.3 million financing and changes to its board of directors.
     Fourth quarter of 1998 net revenues were $1.5 million, a 432% increase over the $282,000 in net revenues for the fourth quarter of 1997. Net revenues for the full-year 1998 were a record $3.2 million, a 220% increase over the $1.0 million reported in the prior year. All revenues in 1998 resulted from commercial sales of ISC's high performance filter products. Stated revenues are net of the Company's return products reserve. Although the Company anticipates significantly lower revenues in the first quarter of 1999 as compared to the fourth quarter of 1998, it remains optimistic about its prospects for further sales growth in the remainder of 1999.
     Operating losses for the fourth quarter of 1998 increased to $4.7 million, or $.37 per diluted share, compared to $2.8 million, or $.51 per diluted share, in the fourth quarter of 1997. Operating losses for the year ended December 31, 1998 were $12.0 million, or $1.05 per diluted share, compared to $12.2 million, or $2.36 per diluted share, for the four



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ILLINOIS SUPERCONDUCTOR CORP.
Fourth Quarter and Full-Year 1998 Results
March 31, 1999
PAGE-2-



quarters of 1997. ISC reported a fourth quarter net loss of $6.1 million, or $0.49 per diluted share, compared to a net loss of $2.8 million, or $0.52 per diluted share, in the fourth quarter of 1997. For the twelve months of 1998, net losses were $21.9 million, or $1.93 per diluted share, compared to a net loss of $12.1 million, or $2.34 per diluted share, in the same period of 1997. Net losses in the twelve months of 1998 include a non-cash charge of $10.1 million, or $0.89 per diluted share, which resulted from the financing entered into by the Company in May 1998.
     "We are pleased with our strong sales growth in the fourth quarter of 1998," said Edward W. Laves, president and chief executive officer. "Sales grew rapidly due to our price restructuring and the large-scale deployment of our products by one of the largest cellular operators in the United States, which installed our filters in over 50 cell sites in the fourth quarter. During the quarter we also expanded our customer base, sold product for use in CDMA digital systems in the U.S. and received an order for a Third Generation (3G) wireless trial system in Japan. During the year, we reduced our product costs by 40%, enabling us to price our products more in line with competing products based on conventional technology. We also expanded our product portfolio, which now has over 30 different product varieties to fit the specific needs of various operators."
     ISC also announced that it has completed a $3.3 million fixed price convertible debt financing. Under the terms of the new financing, ISC issued $3.3 million in aggregate initial principal amount of senior convertible notes to a syndicate which consists of Alexander Finance, L.P., Elliott Associates, L.P., State Farm Mutual Automobile Insurance Company and Westgate International, L.P. The new notes accrue interest at 6%, payable in cash or shares of ISC common stock, are convertible into ISC common stock at a conversion price of $1.125 per share, and mature on May 15, 2002. In connection with the issuance of the new notes, ISC also issued three year warrants exercisable for an aggregate


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ILLINOIS SUPERCONDUCTOR CORP.
Fourth Quarter and Full-Year 1998 Results
March 31, 1999
PAGE-3-



of 1.32 million shares of ISC common stock at an exercise price of $ 1.4625 per share. The new notes and warrants have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of such Act. The purchasers of the new notes and warrants have been granted certain registration rights with respect to the ISC common stock issuable upon conversion of the new notes and exercise of the new warrants.

     Concurrently with the issuance of the new notes, ISC amended certain terms of $5.5 million in aggregate principal amount of outstanding senior convertible notes which were issued to the above-mentioned syndicate in May, 1998, and of related warrants exercisable for an aggregate of 2.2 million shares of ISC common stock also issued in May 1998. The interest rate for the amended notes was increased from 2% to 6% and the fixed conversion price for those notes was reduced from $1.50 to $1.125 per share. The exercise price for the amended warrants was reduced from $3.75 to $1.4625 per share. The financing proceeds will be used for working capital and general corporate purposes. "This new financing will support our continuing strategy to successfully exploit this burgeoning market for our industry-leading products," said Mr. Laves. ISC expects to need to raise additional funds in the third quarter of 1999.

     ISC also announced the resignation of board members Peter Fuss and Mark Brodsky. "ISC appreciates the service of these talented and productive members of the board," commented Mr. Laves. "We extend our sincere thanks to them for their contributions to the growth of the company." With these resignations, the size of ISC's board of directors has been reduced from seven to five directors. The Company also announced that its annual meeting of stockholders will be held on Wednesday, June 9, 1999, with a record date of April 14, 1999.



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ILLINOIS SUPERCONDUCTOR CORP.
Fourth Quarter and Full-Year 1998 Results
March 31, 1999
PAGE-4-



     Illinois Superconductor Corporation is a leader in the commercialization of high temperature superconducting technology for the wireless telecommunications industry. The Company develops, manufactures and markets radio frequency (RF) products to enhance the quality and capacity of cellular telephone, personal communications services and other wireless telecommunications services. More information about Illinois Superconductor is available on the Company's internet web site at http://www.ilsc.com.

Statements contained in this news release that are not historical facts are forward-looking statements. Such forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and reflect the Company's current expectations regarding the future results of operations, performance and achievements of the Company. The Company has tried, whenever possible, to identify these forward-looking statements by using words such as "anticipates," "believes", "estimates," "expects," "plans," "intends" and similar expressions. These statements reflect the Company's current beliefs and are based on information currently available to it. Accordingly, these statements are subject to certain risks, uncertainties, and contingencies which could cause the Company's actual results, performance or achievements for 1999 and beyond to differ materially from those expressed in, or implied by, such statements. These important factors include, without limitation, the Company's ability to obtain additional financing in the near future; the Company's history of net losses and the lack of assurance that the Company's earnings will be sufficient to cover fixed charges in the future; the degree to which the Company is leveraged and restrictions imposed on the Company under its existing debt instruments which may adversely affect the Company's ability to finance its future operations, to compete effectively against better capitalized competitors and to withstand downturns in its business or the economy generally; the Company's current inability to satisfy the minimum maintenance requirements for the continued listing of its shares of common stock for trading on the Nasdaq National Market, which may have a material adverse effect on the liquidity of the Company's common stock and the Company's ability to obtain additional funding as needed if such shares are delisted; continued downward pressure on the prices charged for the Company's products due to competition of rival manufacturers of filters for the wireless telecommunications market; the timing and receipt of customer orders; the Company's ability to attract and retain key personnel; and the effects of legal proceedings. A more complete description of these risks, uncertainties and assumptions are included in the Company's filings with the Securities and Exchange Commission, including those described under the heading "Risk Factors" in the Company's Annual Report on Form 10-K for the year ended December 31, 1998. The Company undertakes no obligation to update or revise these forward-looking statements to reflect new events or uncertainties.

                               (TABLE TO FOLLOW)







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ILLINOIS SUPERCONDUCTOR CORP.
Fourth Quarter and Full-Year 1998 Results
March 31, 1999
PAGE-5-
[REVISED]

                      ILLINOIS SUPERCONDUCTOR CORPORATION
                       CONDENSED STATEMENTS OF OPERATIONS
                                  (UNAUDITED)

                                                      THREE MONTHS ENDED               TWELVE MONTHS ENDED
                                                         DECEMBER 31,                     DECEMBER 31,
                                                         ------------                     ------------
                                                  1998             1997             1998              1997
                                              ------------    ------------     -------------     -------------
Net revenues                                  $ 1,504,497     $   282,384      $  3,242,930      $  1,038,134

Costs and expenses:
 Cost of revenues                               3,582,277       1,329,649         7,047,347         4,401,077
 Research and development                         953,086         748,212         2,934,784         4,132,019
 Selling and marketing                            599,407         408,937         1,847,680         1,918,044
 General and administrative                     1,031,968         583,913         3,370,058         2,772,274
                                              ------------    ------------     -------------     -------------
Total costs and expenses                        6,166,738       3,070,711        15,199,869        13,223,414
                                              ------------    ------------     -------------     -------------
Operating loss                                 (4,662,241)     (2,788,327)      (11,956,939)      (12,185,280)


Other income (expense):
 Investment income                                163,017          67,309           354,738           254,781
 Noncash interest expense on Senior
  Convertible Notes                            (1,540,401)              -       (10,101,401)                -
Other interest expense                            (61,442)         (4,364)         (146,518)          (17,969)
                                              ------------    ------------     -------------     -------------
                                               (1,438,826)         62,945        (9,893,181)          236,812
                                              ------------    ------------     -------------     -------------
Net loss                                      $(6,101,067)    $(2,725,382)     $(21,850,120)     $(11,948,468)
                                              ============    ============     =============     =============

Preferred Stock dividends                               -         (87,677)          (61,834)         (143,302)
Net loss plus Preferred Stock dividends       $(6,101,067)    $(2,813,059)     $(21,911,954)     $(12,091,770)
                                              ============    ============     =============     =============


Basic and diluted loss per common share       $     (0.49)    $     (0.52)     $      (1.93)     $      (2.34)
                                              ============    ============     =============     =============


Weighted average number of
 common shares outstanding                     12,557,344       5,414,482        11,345,540         5,156,663
                                              ============    ============     =============     =============



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